SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934.
[ x ]	Filed by the Registrant
[ ]	Filed by Party other than the Registrant
[ x ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only [as permitted by Rule 14a-6(e)(2)]
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

PARALLAX ENTERTAINMENT, INC.
(Exact name of Registrant as specified in its charter.)

Commission File number 000-32585

Payment of Filing Fee (Check the appropriate box):

[ x ]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-1:
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid;
	2.	Form, Schedule or Registration Statement No.
	3.	Filing Party:
	4.	Date Filed:

PARALLAX ENTERTAINMENT, INC.

December 4, 2002

Dear Shareholders:

You are cordially invited to attend a special meeting of shareholders of PARALLAX ENTERTAINMENT, INC. to be held on Friday, January 10, 2003 at 10:00 a.m. (Mountain Standard Time) at #217, 11625 Elbow Drive, S.W, Calgary, Alberta, Canada T2W 1G8.

In addition to the items set forth in the accompanying Notice of Special Meeting of Shareholders and Proxy Statement, we will report on current activities of the Company and will provide an opportunity to discuss matters of interest to you as a shareholder.

We sincerely hope you will be able to attend our Special Meeting. However, whether or not you plan to attend, please sign, date and promptly return the enclosed proxy to ensure that your shares are represented.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in PARALLAX ENTERTAINMENT, INC.

Very truly yours,

/s/ Yarek Bartosz Yarek Bartosz, President

PARALLAX ENTERTAINMENT, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

December 4, 2002
_____________________

To the Shareholders:

A Special Meeting of Shareholders of PARALLAX ENTERTAINMENT, INC. (the "Company") will be held on Friday, January 10, 2003, at 10:00 a.m. (Mountain Standard Time) at #217, 11625 Elbow Drive, S.W, Calgary, Alberta, Canada T2W 1G8 for the following purposes:

1.	A reverse split of the Company's outstanding shares of common stock on a one-for-five hundred (1-for-500) basis.

Only shareholders of record at the close of business on December 4, 2002 are entitled to notice of, and to vote at, the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Yarek Bartosz Yarek Bartosz, President

IMPORTANT

Whether or not you plan to attend the meeting, please sign, date and return promptly the enclosed proxy in the enclosed envelope. Promptly signing, dating and returning the proxy will save the Company the additional expense of further solicitation.

PARALLAX ENTERTAINMENT, INC.
_____________________

PROXY STATEMENT
_____________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of PARALLAX ENTERTAINMENT, INC. ("Parallax" or the "Company") to be voted at a Special Meeting of Shareholders of the Company to be held on Friday, January 10, 2003 at 10:00 a.m. (Mountain Standard Time). Shareholders who execute proxies may revoke them at any time prior to their exercise by delivering a written revocation to the Secretary of the Company, by submission of a proxy with a later date or by voting in person at the meeting. These proxy materials, together with the Company's notice of special meeting to shareholders, are being mailed to shareholders on or about December 15, 2002.

Shareholders of record at the close of business on December 4, 2002 will be entitled to vote at the meeting on the basis of one vote for each share held. On December 4, 2002, there were outstanding seventy-six million, five hundred seventy-five thousand, one hundred seven (76,575,107) shares of common stock of the Company.

SOLICITATION OF CONSENT OF SHAREHOLDERS STATEMENT

INTRODUCTION

These materials are furnished in connection with the solicitation by the Board of Directors of Parallax, of a reverse split of the Company's outstanding shares of common stock on a one-for-five (1-for-500) hundred basis. Only Shareholders of record, as of the close of business on December 4, 2002, will be entitled to tender their written proxies to the Company. This Proxy of Shareholders Statement and written consent are being sent to Shareholders on or about December 15, 2002.

PROPOSAL I

The Board of Directors requests that the shareholders approve its adoption on November 25, 2002, which will have the effect of reverse splitting the Company's outstanding shares of common stock on a one-for-five hundred basis. The authorized capital of the Company as reflected in its Articles of Incorporation and amendments thereto will not change.

This proposal would effect a one-for-five hundred reverse stock split of the Company's issued and outstanding common shares (the "Reverse Stock Split"). The Reverse Stock Split would result in one post-split common share being issued in exchange for each five hundred common shares which are presently issued and outstanding. The Company would not issue fractional shares pursuant to the Reverse Stock Split, but instead would issue one whole common share to those shareholders who would otherwise be entitled to receive fractional shares. The principal effect of the Reverse Stock Split would be to decrease the number of issued and outstanding common shares from seventy-six million, five hundred seventy-five thousand, one hundred seven (76,575,107) to approximately one hundred fifty-three thousand, one hundred fifty-one (153,151) depending on the number of whole common shares issued in elimination of fractional common shares. The Reverse Stock Split would not have an immediate effect on any shareholder's proportionate interest in the Company, including the proportionate interest of management, except for (i) the de minimis effect on those shareholders which receive one whole share in lieu of fractional shares, and (ii) the increase in future possible dilution, as described below.

The following table illustrates the principal effects of the proposed Reverse Stock Split based on the Company's capitalization as of December 4, 2002:

Common Shares	Prior to Split	After Split
Authorized	200,000,000	200,000,000
Outstanding	76,575,107	153,151	*
Available for future issuance	123,424,893	199,846,849

* Assumes that no post-split Common Shares are issued in lieu of fractional Common Shares.

Reasons for the Reverse Stock Split.

The Board of Directors is hopeful that by decreasing the number of Common Shares outstanding as a consequence of the reverse split, and the resulting increase in price level will generate broader interest in the Company's Common Shares and promote liquidity for the Company's shareholders.

Future Dilution; Anti-Takeover Effects.

There may be certain disadvantages suffered by shareholders of the Company as a result of approval of the Reverse Stock Split. These include a significant increase in possible dilution to present shareholders' percentage ownership of the common shares. As described above, assuming issuance of all authorized common shares, present shareholders, in the aggregate, would own approximately 38.29% of the then-outstanding common shares under the Company's present capital structure, but only 0.08% of the outstanding common shares under the capital structure assuming adoption of the Reverse Stock Split.

The proportionate increase in the number of common shares available for future issuance may also have certain anti-takeover effects. For example, the availability of a large number of common shares for future issuance might allow the Company's Board of Directors to dilute the percentage share ownership of persons who might attempt to obtain control over the Company. Approval of the Reverse Stock Split therefore might allow the Board of Directors to frustrate a takeover attempt which might be favorable to shareholders as a group, and may have the effect of limiting shareholder participation in these types of transactions.

While the Reverse Stock Split may have certain anti-takeover effects, management of the Company is not aware of any attempts by third persons to accumulate a large number of common shares. Accordingly, the Reverse Stock Split has been recommended by the Board of Directors.

No Plans or Agreements to issue Any Additional Common Shares.

The Company has no plans or agreements to issue any additional common shares at this time.

Exchange of Certificates and Liquidation of Fractional Shares.

Securities Transfer Corporation, the Company's transfer agent, has been appointed to serve as the exchange agent (the "Exchange Agent") to act for shareholders in effecting the exchange of their certificates.

As soon as practicable after the Effective Date, shareholders will be notified and requested to surrender their certificates representing common shares to the Exchange Agent in exchange for certificate representing post reverse split common shares. Commencing on the Effective Date, each certificate representing pre-split common share will be deemed for all purposes to evidence ownership of post reverse split common shares.

Certificates representing fractional common shares will not be issued in connection with the Reverse Stock Split. Assuming approval of the Reverse Stock Split by shareholders, shareholders who would otherwise receive fractional shares will be entitled to receive one whole common share in lieu of any fractional share.

Vote Required

The affirmative vote of a majority of the outstanding common shares is required to adopt the Reverse Stock Split. The Company's sole officer and director is will to vote for the adoption of the Reverse Stock Split.

Federal Income Tax Consequences

The federal income tax consequences of the proposed Reverse Stock Split are set for below. The following information is based upon existing tax laws, which are subject to change by legislation, administrative action and judicial decision. Shareholders are therefore advised to consult with their own tax advisor for more detailed information relating to their individual tax circumstances.

The post reverse split common shares in the hands of a shareholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of the pre-split common shares held by the shareholder immediately prior to the Reverse Stock Split.

Registration

The changes to be effected by the Reverse Stock Split will not cause the Company to terminate registration of the common shares under the Securities Exchange Act of 1934 or to cease filing reports under that Act with the Securities and Exchange Commission. The Company does not have any present plans to take any action which would further reduce the number of shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
ONE-FOR-FIVE (1-for-500) HUNDRED REVERSE STOCK SPLIT.

SOLICITATION OF PROXIES

The proxy card accompanying this proxy statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and other employees of the Company, none of whom will receive any additional compensation for their services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.

OTHER MATTERS

The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.

December 4, 2002

P R O X Y

FOR THE SPECIAL MEETING
OF SHAREHOLDERS OF
PARALLAX ENTERTAINMENT, INC.

KNOW ALL MEN BY THESE PRESENTS: That the undersigned hereby constitutes and appoints Yarek Bartosz with the power of substitution, attorneys and proxies to appear and vote at a Special Meeting of Shareholders of Parallax Entertainment, Inc., on Friday, January 10, 2003 at 10:00 a.m. (Mountain Stadard Time) at #217, 11625 Elbow Drive, S.W, Calgary, Alberta, Canada T2W 1G8, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown below in the manner directed and upon any other matter which may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of Parallax Entertainment, Inc. Except as specified to the contrary below, the shares represented by this proxy will be voted for Proposals 1. The undersigned hereby revokes any proxy previously given to vote such shares at the meeting or at any adjournment.

PLEASE MARK THE FOLLOWING WITH AN "X."

1.	A reverse split of the Company's outstanding shares of common stock on a one-for-five hundred basis.
	[ ]	FOR	[ ]	AGAINST	[ ]	AGAINST

PLEASE VOTE, DATE AND SIGN YOUR NAME(S) EXACTLY AS PRINTED ON THIS PROXY, indicating, where applicable, official position or representative capacity.

[LABEL];

________________________________________
Signature

________________________________________
(Additional signature(s) if held jointly)

DATE: __________________________________

PLEASE RETURN THIS PROXY IN THE POSTAGE PAID
SELF ADDRESSED ENVELOPE ENCLOSED.